As filed with the Securities and Exchange Commission on June 30, 2017

Registration No. 333-123401

Registration No. 333-133264

Registration No. 333-147595

Registration No. 333-147596

Registration No. 333-148286

Registration No. 333-170246

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-123401

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-133264

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-147595

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-147596

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-148286

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-170246

UNDER THE SECURITIES ACT OF 1933

ENTERTAINMENT GAMING ASIA INC.

(Exact name of registrant as specified in its charter)

Nevada	91-1696010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

37/F, The Centrium 60 Wyndham Street Central, Hong Kong SAR	N/A
(Address of Principal Executive Offices)	(Zip Code)

_______________________

Daniel K. Donahue

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

(Name and address of agent for service)

(949) 732-6500

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filter, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial or accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATON OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Entertainment Gaming Asia Inc. (the “Company”) with the Securities and Exchange Commission:

File No. 333-123401 registering 4,084,406 shares of the Company’s common stock;

File No. 333-133264 registering 1,500,000 shares of the Company’s common stock;

File No. 333-147595 registering 3,250,000 shares of the Company’s common stock;

File No. 333-147596 registering 21,876,436 shares of the Company’s common stock;

File No. 333-148286 registering 16,000,000 shares of the Company’s common stock; and

File No. 333-170246 registering $20 million of the Company’s securities.

On June 21, 2017, the Company and EGT Nevada Holding Inc., a Nevada corporation and 92.5% owner of the Company’s common shares as of such date (“EGT Holding”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which all outstanding common shares of the Company not owned by EGT Holding were cancelled and converted into the right to receive $2.35 per share (the “Merger”). The Merger was consummated on June 21, 2017. Upon the close of the Merger, the Company became the wholly-owned indirect subsidiary of Melco International Development Limited, a Hong Kong-listed company.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, SAR on June 30, 2017.

ENTERTAINMENT GAMING ASIA INC.

By:	/s/ Clarence (Yuk Man) Chung
Clarence (Yuk Man) Chung, President and Chief Executive Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.